   Exhibit 2.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made as of September 18, 2012 (the “Effective Date”) by and between Daniels Family Cutlery Corporation, a Pennsylvania corporation, with an address of 507 Chestnut Street, Titusville, Pennsylvania 16354 (“Buyer”), and Queen Cutlery Company, a Pennsylvania corporation, with an address at 1110 Maple Street, Elma, New York, 14059 (“Seller”).  Each of Buyer and Seller are sometimes referred to herein as a “Party,” and collectively as the “Parties”.

RECITALS:

A.           Seller currently owns the Purchased Assets (as defined below), all of which are currently used by Seller in connection with its business of manufacturing finely crafted cutlery (the “Business”) and located at Seller’s facility at 507 Chestnut Street, Titusville, Pennsylvania, 16354 (the “Business Premises”), except for the Press (as defined below), which is a Purchased Asset but is located at the Ontario Knife Company facility in Franklinville, New York;

B.           At or prior to the Closing, Seller and Buyer, or an affiliate of Buyer, will enter into an Agreement for the Sale of Real Estate (the “Real Property Purchase Contract”), pursuant to which Seller shall sell and Buyer, or such affiliate of Buyer, shall purchase the real property comprising the Business Premises;

C.           In addition to buying the Business Premises from Seller, Buyer desires to buy from Seller all of the Purchased Assets and Seller desires to sell such Purchased Assets, together with the Business Premises, to Buyer upon the terms and conditions set forth herein; and

D.           Buyer and Seller desire to maintain a collaborative working relationship in future business dealings.

PROVISIONS:

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the Parties agree as follows:

1.           Sale of Assets.  At the Closing (as defined below), Seller will sell, transfer and convey to Buyer its entire right, title and interest in and to certain assets of Seller except for the Excluded Assets (as defined below) (collectively, the “Purchased Assets”) on an ‘‘as-is, where-is" basis, which Purchased Assets include:

(a)           Seller’s equipment located at the Business Premises (the “Equipment”) and listed on Schedule 1(a) hereto;

(b)           Seller’s inventory located at the Business Premises (the “Inventory”);

(c)           the agreements listed on Schedule 1(c) hereto (the “Assigned Agreements”);

(d)           Seller’s personal property located at the Business Premises (together with the Equipment, the “Personal Property”);

(e)           the trademarks and trade names used in connection with the Business listed on Schedule 1(e) hereto (collectively, the “Marks”);

(f)           that certain real property, and improvements thereon, known as 507 Chestnut Street, Titusville, Pennsylvania, 16354, pursuant to, and subject in all respects to, the Real Property Purchase Contract;

(g)           Seller’s right, title and interest in and to the trade name “Queen Cutlery Company,” including any rights to any websites, domain names and/or email addresses embodying the trade name “Queen Cutlery Company,” any post office box, mailing address, telephone listing, telephone number or fax number used exclusively by the Business; and

(h)           the 70-Ton Press located at the Ontario Knife Company facility in Franklinville, New York (the “Press”).

2.           Excluded Assets.  Notwithstanding the provisions of Section 1 above, the following assets of Seller shall be specifically excluded from the sale and shall not be Purchased Assets (collectively, the “Excluded Assets”):

(a)           any cash or cash equivalents and securities held by or on behalf of Seller wherever located, including without limitation funds in transit;

(b)           the corporate seals, certificates of incorporation, minute books, stock books, tax returns, books of account and/or other records having to do with corporate organization of Seller;

(c)           all contracts and agreements of Seller, except for the Assigned Agreements and any other contracts and agreements necessary for Buyer to fulfill with respect to the Assumed Liabilities (as defined below);

(d)           all of Seller’s accounts receivable;

(e)           the tools, furniture, equipment and other personal property of Seller listed on Schedule 2(e);

(f)           those other assets listed on Schedule 2(f) hereto; and

(g)           any assets not specifically included in the Purchased Assets.

3.           Assumption of Liabilities; Retained Liabilities.

(a)           Assumed Liabilities.  At the Closing, Buyer will assume and agree to pay, discharge or perform the following liabilities of Seller (collectively, the “Assumed Liabilities”):

(i)           Seller’s obligations pursuant to the Assigned Agreements arising after and dischargeable following the Closing.

(b)           All of Seller's liabilities and obligations of any kind other than the Assumed Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller.

4.           Purchase Price; Allocation.

(a)           Purchase Price.  The purchase price for the Purchased Assets and real property comprising the Business Premises (the “Purchase Price”) shall be six hundred fifty thousand dollars ($650,000.00), which Purchase Price shall be payable to Seller at the Closing in immediately available funds, subject only to the escrow of the Press Escrow Amount.

(b)           Allocation.  The Purchase Price shall be allocated among the Purchased Assets and real property comprising the Business Premises in the manner set forth on Schedule 4(b) hereto.  The Parties agree not to take any position inconsistent with such allocation in connection with the filing of any state or federal tax returns.  The parties shall reflect such allocation on Treasury Form 8594 to be filed with the Internal Revenue Service and any similar form filed with any state or local taxing authority.  The parties hereby agree that they will cooperate with each other in supporting the basis for the allocation agreed upon and to be reported on Treasury Form 8594 (and any similar state or local tax form).

5.           Closing; Closing Deliveries.

(a)           The closing of the transactions contemplated herein (the “Closing”) shall take place at the offices of Buyer’s counsel, commencing at 10:00 a.m. (Eastern Time) on September 18, 2012, or such other date and time as the parties shall mutually agree.  Subject to the provisions of Section 13, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 5(a) will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.  In such a situation, the Closing will occur as soon as practicable, subject to Section 13.

(b)           The parties shall cooperate and take all such actions as may be necessary to enable Buyer to comply with all applicable Pennsylvania sales tax laws.

(c)           At and as a condition to the Closing:

(i)           Seller shall deliver to Buyer (A) an executed copy of the Bill of Sale in the form of Exhibit A hereto (the “Bill of Sale”), (B) an executed copy of the Assignment and Assumption Agreement, in the form of Exhibit B hereto (the “Assignment and Assumption Agreement”), (C) a good standing certificate from the Commonwealth of Pennsylvania, and (D) a duly authenticated resolution of Seller authorizing the sale and appointing a representative to execute all documents relative to the transfer of the Purchased Assets set forth herein; and

(ii)           Buyer shall deliver to Seller the Purchase Price, payable at Closing via wire transfer of immediately available funds, and an executed copy of the Assignment and Assumption Agreement.

(iii)           Seller’s representations and warranties contained in this Agreement shall be true in all material respects at and as of the time of Closing.

(iv)           Seller shall perform and comply with all agreements and conditions required by this Agreement to be performed or complied with by or prior to or at the Closing.

(v)           There shall not have been a material adverse change, occurrence or casualty, financial or otherwise to Seller, the Business or the Purchased Assets.

(vi)           Buyer and Seller shall have entered into a mutually acceptable Real Property Purchase Contract and the purchase and sale of the real property comprising the Business Premises thereunder shall have closed simultaneously with the purchase and sale of the Purchased Assets hereunder.

(d)           At the Closing and from time to time after the Effective Date, at a Party’s reasonable request, the other Party shall execute and deliver such further instruments of conveyance, transfer and assignment, and take such other action as may be reasonably requested in order to complete and effect the transaction contemplated herein, including without limitation the actions necessary to complete the transfer of the Domains to the registrar designated by Buyer.

6.           Representations and Warranties of Seller.  Seller hereby represents and warrants to Buyer as follows:

(a)           Organization and Good Standing.   Seller is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania.

(b)           Title to Properties. As of Closing, Seller shall own outright, and have good and marketable title to, all of the Purchased Assets to be acquired free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or other encumbrances or conflicting claims of any nature whatsoever.

(c)           Tax Matters. Seller has filed or caused to be filed all federal, state and local tax returns and reports of Seller through the taxable year ended 2011 which are due and required to be filed and has paid or caused to be paid all taxes due through 2011 and any assessment of taxes received, except taxes or assessments that are being contested in good faith and have been adequately reserved against or except where the failure to file such returns or reports or to pay taxes would not have a material adverse effect upon the Business or Purchased Assets. Such returns have not been audited (or have been audited through 2011), and Seller has received no notice of, and to the knowledge of Seller, there is no pending or threatened proceeding or claim by any governmental agency for assessment or collection of taxes from Seller. All such returns and reports have been prepared on substantially the same basis as that of previous years and in accordance with all applicable laws, regulations and requirements, and accurately reflect the taxable income (or other measure of tax) of Seller.

(d)           Litigation.

(i)           there is no dispute, claim, action, suit, proceeding, arbitration or governmental investigation, either administrative or judicial, pending, or to the knowledge of Seller threatened, against Seller, the Business or the Purchased Assets that is reasonably likely to materially adversely affect the Business or Purchased Assets; and

(ii)           Seller is not in default with respect to any order, writ, injunction or decree of any court or governmental department, commission, board, bureau, agency or instrumentality, which involves the possibility of any judgment or liability which may result in any material adverse change in the financial condition of Seller, the Business or the Purchased Assets.

(e)           Absence of Undisclosed Liabilities.  To the knowledge of Seller, Seller has no undisclosed liabilities or obligations accrued, absolute, contingent or otherwise.

(f)           Absence of Debt.  As of Closing, Seller shall not be a party to any debenture, note, conditional sale, loan or other borrowing agreement.

(g)           Absence of Certain Changes and Events.  Since the date of the last Seller’s Balance Sheet provided to Buyer, there has not been: (i) any damage, destruction or loss, whether covered by insurance or not, materially adversely affecting the Business or Purchased Assets; (ii) to the knowledge of Seller, any claim of unfair labor practice or union organizing activity involving Seller; (iii) any sale, transfer, lease or other disposition, or agreement to do so, of any of the Purchased Assets to be acquired; or (iv) any material increase in compensation payable or to become payable to any employee or amounts payable under any bonus, insurance, pension or other benefit plan.

(h)           Additional Information.  Seller neither owns, has in existence, has any rights or interest in or to, nor uses in the Business:

(i)           except as set forth on Schedule 6(h) hereto, any trademark, trade or fictitious name or registration or application therefor or any copyright, invention, letters patent or application for letters patent;

(ii)           any employment agreement or arrangement, oral or written, with any present or former employee of Seller, under which any amount remains unpaid on the date hereof or will become payable after the date hereof;

(iii)           except as set forth on Schedule 6(h) hereto, any lease pursuant to which Seller leases personal or real property to or from any person or entity are in full force and effect;

(iv)           except for the Assumed Contracts and as set forth on Schedule 6(h) hereto, any agreement or other arrangement under which Seller has agreed or is obligated to sell or supply products or perform any services at any time after the Closing Date;

(v)           any contract or commitment for the future purchase of, or payment for, raw materials, supplies or products;

(vi)           any contract or commitment for any charitable contribution;

(vii)           except as set forth on Schedule 6(h) hereto, any consulting, agency or representative contract to which Seller is a party or is otherwise bound;

(viii)           except as set forth on Schedule 6(h) hereto, any commission program for salesmen, representatives or agents of Seller; or

(ix)           any collective bargaining agreement of Seller with any labor union or other representative of employees.

(i)           Restrictions.                      Seller is not subject to any judgment, order, writ, injunction or decree which materially adversely affects or, to the knowledge of Seller, is reasonably likely in the future to materially adversely affect, the Business or the Purchased Assets.

(j)           Compliance With Laws.  Seller has complied with and is not in default under, or in violation of, any law, ordinance, rule, regulation or order (including, without limitation, any environmental, zoning, safety, health or price or wage control law, ordinance, rule, regulation or order) applicable to its operations, business or properties as presently constituted which materially adversely affects or, to the knowledge of Seller, is reasonably likely in the future to materially adversely affect, the Business or the Purchased Assets to be acquired.

(k)           Authorization.  Seller has full corporate power and authority to enter into this Agreement and consummate the transactions on its part contemplated hereby. The execution and delivery of this Agreement, and the sale, transfer and other actions contemplated hereby have been duly authorized by all requisite corporate action of Seller. Neither the execution and delivery of this Agreement nor the consummation of the transactions herein by Seller constitutes a violation or breach of applicable law or of Seller’s Articles of Incorporation, Bylaws or any provision of any contract or instrument to which Seller is a party or by which it is bound, or any order, writ, injunction, decree or judgment applicable to it, or constitutes a default (or would constitute a default, but for the giving of notice or lapse of time or both) under any material contract or instrument to which Seller is a party or by which it is bound. This Agreement constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, reorganization, insolvency or other laws affecting creditors, rights generally or equitable principles.

(l)           Inventory.                      Buyer accepts, and shall accept, the Inventory “as-is, where-is” with any and all faults and defects, known and unknown, patent or latent, and acknowledges and agrees that Seller makes no representations or warranties of any kind or character whatsoever, express or implied, as to the condition (physical or otherwise), state of operation or repair, fitness, appropriateness or suitability for use of the Inventory; and by the Closing, Buyer shall have undertaken all inspections and examinations of the Inventory as Buyer deems necessary or appropriate under the circumstances, and that based upon same, Buyer is and will be relying strictly and solely upon such inspections and examinations and the advice and counsel of its agents and officers.

(m)           Environmental.

(i)           To the knowledge of Seller, the operation of the Business by Seller is in compliance in all respects with any applicable law currently in effect relating to the protection of the environment or natural resources, as each has been amended and the regulations promulgated pursuant thereto (collectively, “Environmental Laws”), which compliance includes obtaining, maintaining and complying with any permits required under all applicable Environmental Laws necessary to operate the Business (“Environmental Permits”).

(ii)           Seller is not subject to any pending or, to the knowledge of Seller, threatened claim alleging that Seller may be in violation of any Environmental Law or any Environmental Permit or may have any liability under any Environmental Law with respect to the Business.

(iii)           Seller is not the subject of any outstanding order, injunction, judgment, decree, ruling, writ, assessment or arbitration award with any governmental body respecting (A) Environmental Laws, (B) any actions required under Environmental Laws to clean up, remove, treat or address any hazardous material in the environment at levels exceeding those allowed by applicable Environmental Laws, including pre-remedial studies and investigations or post-remedial monitoring and care or (C) any actual or threatened release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the environment of a hazardous material.

(n)           Disclosure.  No representation or warranty by Seller in this Agreement or in any other exhibit, list, certificate or document delivered pursuant to this Agreement, contains or will contain at Closing any untrue statement of material fact.

(o)           Disclaimer of Other Representations and Warranties.  Except as expressly set forth in this Section 6, Seller makes no representation or warranty, express or implied, at law or in equity, in respect of any of its assets (including, without limitation, the Purchased Assets), liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.  Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in this Section 6, Buyer is purchasing the Purchased Assets on an ‘‘as-is, where-is’’ basis. Without limiting the generality of the foregoing, Seller makes no representation or warranty regarding any assets other than the Purchased Assets or any liabilities, and none shall be implied at law or in equity.

7.           Representations and Warranties of Buyer.  Buyer hereby represents and to Seller as follows warrants:

(a)           That Buyer has the full power and authority to execute and deliver this Agreement, and to perform all obligations to be performed by him under this Agreement.

(b)           That Buyer is not subject to any agreement, order or decree or security interest, whether or not perfected, that would affect, prohibit or restrict its ability to perform the conditions and obligations set forth in this Agreement to be performed by Buyer.

(c)           That this Agreement has been duly executed and delivered by Buyer and constitutes Buyer’s valid and binding obligation and is enforceable in accordance with its terms subject only to the laws affecting creditors’ rights.

(d)           That Buyer has no knowledge that any of the representations or warranties of Seller set forth in Section 6 or the schedules attached hereto are inaccurate in any material respects.

8.           Covenants of Seller Prior to Closing.

(a)           Conduct of Business.  From the Effective Date until Closing, Seller shall carry on the business substantially in the same manner as heretofore and refrain from any action that would result in a breach of any of the representations, warranties, or covenants of Seller hereunder.

(b)           Negative Covenant.                                           From the Effective Date until Closing, Seller shall not enter into any contract, commitment or transaction not in the usual and ordinary course of its business inconsistent with past practices from the time of the execution of this Agreement until the Closing.  From the Effective Date until Closing, Seller will not, and will not agree to, create any indebtedness or any other fixed or contingent liability including, without limitation, liability as a guarantor or otherwise with respect to the obligation of others, other than incurred in the usual and ordinary course of business consistent with past practices.  From the Effective Date until Closing, all present insurance insuring Seller, its employees, the Business or the Purchased Assets wherever located, will be maintained by Seller in all respects.

9.           Sales Tax.  Seller and Buyer shall comply with all applicable state sales tax laws and bulk sale laws.  Buyer shall pay any sales tax, fee or levy imposed upon Buyer as a result of the purchase of the Purchased Assets in accordance with the terms of this Agreement.

10.           Survival of Indemnities, Covenants, Representations and Warranties.  All indemnities, covenants, representations and warranties contained herein shall survive the Closing for a period of twelve (12) months.

11.           Indemnification.

(a)           Indemnification by Seller.  Seller agrees to defend, indemnify and hold Buyer and his employees, agents and representatives (each, a “Buyer Indemnifiable Party”) harmless from all claims, suits, damages, losses or expenses incurred by such Buyer Indemnifiable Party (including reasonable attorneys’ fees) arising from any misrepresentation, breach of warranty or breach or nonfulfillment of any covenant or obligation on the part of Seller under this Agreement.

(b)           Indemnification by Buyer.  Buyer agrees to defend, indemnify and hold Seller and its stockholders, officers, directors, executives, employees, agents and representatives (each, a “Seller Indemnifiable Party”) harmless from all claims, suits, damages, losses or expenses incurred by such Seller Indemnifiable Party (including reasonable attorneys’ fees) arising: (i) from the operation of Buyer’s business or the occurrence of any event on or after the Effective Date except for unauthorized acts, gross negligence or intentional misconduct by Seller; and (ii) from any misrepresentation, breach of warranty or breach or nonfulfillment of any covenant or obligation on the part of Buyer under this Agreement.

(c)           Limitations on Indemnification.

(i)           Notwithstanding anything in this Section 11 to the contrary, Seller shall not have any liability for indemnification under Section 11(a) for the inaccuracy or breach of any representation or warranty made by Seller, excluding a breach of Section 6(b), unless and until the claim for which indemnification is sought exceeds thirty-five thousand dollars ($35,000), in the aggregate (the “Basket”); Seller shall only be liable for such losses or damages in excess of the Basket; and

(ii)           The maximum aggregate liability of Seller for indemnification under Section 11(a) shall not exceed one hundred thousand dollars ($100,000) (the “Cap”) in the aggregate.  Notwithstanding anything to the contrary herein, the Cap shall not be applicable to claims made under Section 6(b) or claims resulting from the fraud, intentional misrepresentation or gross negligence of Seller.

(d)           Exclusive Remedy.  Each of the Parties intend the indemnification rights contained in this Section 11 be, and they shall be, the sole and exclusive remedy that each of the Parties have against the other with respect to a cause of action asserting that the other has made a misrepresentation or breached a warranty or covenant under this Agreement, except to the extent arising out of, relating to or resulting from fraud or intentional misrepresentation by a Party

(e)           Procedures for Claims.  An Indemnified Party will provide written notice of any claim (a “Claim”) seeking indemnification under the terms and provisions of this Section 11 to the Party from which it seeks indemnification (the “Indemnifying Party”) that sets forth the amount claimed to be due and payable, or an estimate of the claim if contingent or unliquidated, the basis of the Claim and the provision or provisions of this Agreement under which such Claim is asserted.

(f)           Payment of Amounts.  If any amount is determined by agreement of the Parties or by final determination of a court of competent jurisdiction to be due and owing to a Party as a result of any occurrence which gives rise to indemnification obligations under this Section 11, such amount will be paid upon demand (and in all events within five (5) business days of such determination) of an Indemnified Party by the Indemnifying Party in immediately available funds.

12.           Other Agreements.

(a)           Collaboration.  Each of the Parties agrees to use good faith efforts to maintain a collaborative working relationship with the other Party in future business dealings including marketing and other promotional projects.

(b)           Warranty; Repair; Replacement; Refund.  Notwithstanding anything to the contrary herein, each of the Parties expressly acknowledges and agrees that Seller is not, and shall not be,  responsible for any liability for product warranty claims or other product repair, replacement or refund obligations whatsoever, whether or not the customer claim, notification or request is made before or after the Closing.

(c)           SHOT Show.  The Parties agree that Buyer shall be entitled to utilize, solely on behalf of the Business, the booth (or portion thereof) currently allocated for use by the Business at the Shooting, Hunting, Outdoor Trade Show, beginning on January 15, 2013, at the Sands Expo & Convention Center, Las Vegas, Nevada (the “SHOT Show”).  Buyer shall be required to pay Buyer’s pro rata share of all exhibitor fees relating to such booth at the BLADE Show (directly or as reimbursement to Seller, upon mutual agreement of Buyer and Seller) promptly upon receipt of notice of the amount of such fees.

(d)           Press Delivery and Installation.  Within 30 calendar days after Closing, Seller shall cause the Press to be delivered to the Business Premises at Seller’s cost and expense.  Buyer shall be solely responsible for all costs and expenses of installation of the Press.  At Closing, Buyer shall deposit ten thousand dollars ($10,000) (the “Press Escrow Amount”) with Buyer’s counsel pursuant to a mutually acceptable escrow agreement to secure Seller’s compliance with this Section 12(d).  Buyer’s counsel shall hold the Press Escrow Amount until delivery of the Press to the Business Premises; upon delivery, Buyer’s counsel will release all of the Press Escrow Amount to Seller.

13.           Termination.

(a)           Termination Events. By notice given prior to or at the Closing, subject to Section 13(b), this Agreement may be terminated as follows:

(i)           by Buyer if a material breach of any provision of this Agreement has been committed by Seller and such breach has not been waived by Buyer;

(ii)           by Seller if a material breach of any provision of this Agreement has been committed by Buyer and such breach has not been waived by Seller;

(iii)           by Buyer if any condition in Section 5(c)(i) has not been satisfied as of the date specified for Closing in Section 5(a) or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date;

(iv)           by Seller if any condition in Section 5(c)(ii) has not been satisfied as of the date specified for Closing in Section 5(a) or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement), and Seller has not waived such condition on or before such date;

(v)           by mutual consent of Buyer and Seller;

(vi)           by Buyer if the Closing has not occurred on or before July 31, 2012, or such later date as the parties may agree upon, unless Buyer is in material breach of this Agreement; or

(vii)           by Seller if the Closing has not occurred on or before July 31, 2012, or such later date as the parties may agree upon, unless Seller is in material breach of this Agreement.

(b)           Effect of Termination.  Each party’s right of termination under Section 13(a) is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 13(a), all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 13(b) and Section 14 will survive; provided, however, that, if this Agreement is terminated because of a breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

14.           Miscellaneous.

(a)           This Agreement, including the schedules hereto:

(i)           shall, together with the exhibits and other agreements referenced herein, constitute the entire agreement between the Parties hereto and supersedes all prior agreements, written or oral, concerning the subject matter herein and there are no oral understandings, statements or stipulations bearing upon the effect of this Agreement which have not been incorporated herein;

(ii)           may be modified or amended only by a written instrument signed by each of the Parties hereto;

(iii)           shall bind and inure to the benefit of the Parties hereto and their respective heirs, successors and assigns;

(iv)           shall be construed in accordance with and governed by the laws of the State of New York without reference to conflict of laws principles.

(v)           may not be assigned by a Party without a written agreement signed by all Parties hereto.  Any assignment not signed by all Parties is null and void.

(vi)           may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Facsimile and other electronically formatted or transmitted signatures shall be deemed original signatures for all purposes of this Agreement.

(b)           All notices hereunder shall be in writing and shall be deemed to have been delivered on the day of mailing if sent by registered or certified mail, postage prepaid and return receipt requested to the addresses set forth at the beginning of this Agreement or such other address known by a party sending notice hereunder.

(c)           In any action related to this Agreement, exclusive jurisdiction and venue shall be with the state courts of Crawford County, Pennsylvania or the federal courts of the Western District of Pennsylvania.  The Parties hereto irrevocably consent to the personal jurisdiction and venue of such courts.

(d)           If any provision of this Agreement shall be held invalid or unenforceable by competent authority, such provision shall be construed so as to be limited or reduced to be enforceable to the maximum extent compatible with the law as it shall then appear.  The total invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

(e)           Buyer acknowledges that he has had the opportunity to consult with, and has consulted with, independent legal counsel of his own choosing and fully understands and accepts the terms of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement effective as of the Effective Date.

QUEEN CUTLERY COMPANY

 /s/Cari L. Jaroslawsky, Treasurer
By:
Its:

DANIELS FAMILY CUTLERY CORPORATION

/s/Kenneth R. Daniels, COO
By:
Its:

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